VERISIGN, INC.

  EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of VeriSign, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-45237, 333-46803, 333-58583 and 333-82941) on Form S-8, and registration statements (Nos. 333-74393, 333-77433, and 333-89991) on Form S-3 and registration statement (No. 333-94445) on Form S-3/A of VeriSign, Inc. of our report dated January 14, 2000 relating to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears on Form 8-K/A filed on March 10, 2000 and herein.

                    /s/ KPMG LLP

Mountain View, California

March 20, 2000